UNITED STATES

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 13D (Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-l(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

TERRAFORM POWER, INC.

(Name of Issuer)

Common Stock, Class A, par value $0.01

(Title of Class of Securities)

88104R100
(CUSIP Number)

Eric M. Albert

BlueMountain Capital Management, LLC

280 Park Avenue, 12th Floor

New York, New York 10017

212-905-5647

(Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications)

May 6, 2016

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	88104R100	13D/A	Page	2	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 9,169,934
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 9,169,934

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,169,934
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.0% (1)
14	TYPE OF REPORTING PERSON IA

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	3	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain GP Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) □ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 8,077,290
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 8,077,290

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,077,290
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.8% (1)
14	TYPE OF REPORTING PERSON OO

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	4	of	21	Pages

1	NAMES OF REPORTING PERSONS: Blue Mountain Credit Alternatives Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) □ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 6,506,679
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 6,506,679

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,506,679
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.1% (1)
14	TYPE OF REPORTING PERSON PN

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	5	of	21	Pages

1	NAMES OF REPORTING PERSONS: Blue Mountain CA Master Fund GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) □ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 6,506,679
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 6,506,679

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,506,679
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.1% (1)
14	TYPE OF REPORTING PERSON CO

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	6	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Foinaven Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 676,618
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 676,618
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 676,618
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7% (1)
14	TYPE OF REPORTING PERSON PN

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	7	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Foinaven GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 676,618
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 676,618
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 676,618
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7% (1)
14	TYPE OF REPORTING PERSON OO

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	8	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Logan Opportunities Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 453,192
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 453,192
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 453,192
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (1)
14	TYPE OF REPORTING PERSON PN

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	9	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Logan Opportunities GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 453,192
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 453,192
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 453,192
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (1)
14	TYPE OF REPORTING PERSON OO

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	10	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Guadalupe Peak Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 256,427
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 256,427
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 256,427
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% (1)
14	TYPE OF REPORTING PERSON PN

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	11	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Long/Short Credit GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 256,427
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 256,427

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 256,427
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% (1)
14	TYPE OF REPORTING PERSON OO

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	12	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Montenvers Master Fund SCA SICAV-SIF
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 744,562
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 744,562

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,562
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8% (1)
14	TYPE OF REPORTING PERSON PN

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	13	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Montenvers GP S.à r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 744,562
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 744,562

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,562
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8% (1)
14	TYPE OF REPORTING PERSON CO

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	14	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Kicking Horse Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 184,374
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 184,374

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 184,374
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (1)
14	TYPE OF REPORTING PERSON PN

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	15	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Kicking Horse Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 184,374
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 184,374

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 184,374
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (1)
14	TYPE OF REPORTING PERSON OO

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	16	of	21	Pages

1	NAMES OF REPORTING PERSONS: BlueMountain Timberline Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS: WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 348,082
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 348,082

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 348,082
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (1)
14	TYPE OF REPORTING PERSON CO

(1)	The percentage set forth in Row 13 of this Amendment No. 1 to Schedule 13D is based on a total of 91,280,208 shares of Class A Common Stock (as defined herein) of the Issuer (as defined herein) outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

CUSIP No.	88104R100	13D/A	Page	17	of	21	Pages

This Amendment No. 1 to Schedule 13D (this “Amendment”) amends and supplements the Schedule 13D filed by the Reporting Persons with the United States Securities and Exchange Commission (the “SEC”) on December 4, 2015. The Schedule 13D, as amended by this Amendment, relates to the Common Stock, Class A, par value $0.01 per share (the “Class A Common Stock”), of TerraForm Power, Inc., a Delaware corporation (the “Issuer”). Except as specifically provided herein, this Amendment does not modify or amend any of the information previously reported in the Schedule 13D. Any capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D. The Reporting Persons are filing this Amendment to report a decrease in their beneficial ownership of the Class A Common Stock resulting solely from an increase in the number of outstanding shares of Class A Common Stock.

ITEM 5. Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

(a) and (b) All percentages set forth in this Schedule 13D are based on a total of 91,280,208 shares of Class A Common Stock of the Issuer outstanding as of April 21, 2016, based on information provided by the Issuer on May 6, 2016.

The 9,169,934 shares of Class A Common Stock beneficially owned, in the aggregate, by the BlueMountain Funds as of May 12, 2016, represent approximately 10.0% of the issued and outstanding shares of Class A Common Stock of the Issuer, with such percentage calculated in accordance with Rule 13d-3 under the Act. A further detailed breakdown of the Reporting Persons’ beneficial ownership of Class A Common Stock is set forth below.

If the Reporting Persons are deemed to be members of a “group,” within the meaning of the Act, such “group” shall be deemed to beneficially own 9,169,934 shares of Class A Common Stock, which represents approximately 10.0% of the Issuer’s outstanding Class A Common Stock.

A. Investment Manager

(a) Amount beneficially owned: 9,169,934

Percent of class: 10.0%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 9,169,934

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 9,169,934

B. Ultimate General Partner

(a) Amount beneficially owned: 8,077,290

Percent of class: 8.8%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 8,077,290

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 8,077,290

C. Credit Alternatives

(a) Amount beneficially owned: 6,506,679

CUSIP No.	88104R100	13D/A	Page	18	of	21	Pages

Percent of class: 7.1%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 6,506,679

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 6,506,679

D. Credit Alternatives GP

(a) Amount beneficially owned: 6,506,679

Percent of class: 7.1%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 6,506,679

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 6,506,679

E. Foinaven

(a) Amount beneficially owned: 676,618

Percent of class: 0.7%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 676,618

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 676,618

F. Foinaven GP

(a) Amount beneficially owned: 676,618

Percent of class: 0.7%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 676,618

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 676,618

CUSIP No.	88104R100	13D/A	Page	19	of	21	Pages

G. Logan

(a) Amount beneficially owned: 453,192

Percent of class: 0.5%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 453,192

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 453,192

H. Logan GP

(a) Amount beneficially owned: 453,192

Percent of class: 0.5%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 453,192

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 453,192

I. Guadalupe

(a) Amount beneficially owned: 256,427

Percent of class: 0.3%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 256,427

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 256,427

J. Guadalupe GP

(a) Amount beneficially owned: 256,427

Percent of class: 0.3%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 256,427

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 256,427

CUSIP No.	88104R100	13D/A	Page	20	of	21	Pages

K. Montenvers

(a) Amount beneficially owned: 744,562

Percent of class: 0.8%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 744,562

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 744,562

L. Montenvers GP

(a) Amount beneficially owned: 744,562

Percent of class: 0.8%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 744,562

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 744,562

M. Kicking Horse

(a) Amount beneficially owned: 184,374

Percent of class: 0.2%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 184,374

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 184,374

N. Kicking Horse GP

(a) Amount beneficially owned: 184,374

Percent of class: 0.2%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 184,374

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 184,374

CUSIP No.	88104R100	13D/A	Page	21	of	21	Pages

O. Timberline

(a) Amount beneficially owned: 348,082

Percent of class: 0.4%

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 348,082

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 348,082

The Investment Manager, each Direct General Partner, and the Ultimate General Partner each expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing. Each of the BlueMountain Funds expressly declares that this filing shall not be construed as an admission that it is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities owned by any other BlueMountain Fund covered by this filing. None of the Reporting Persons beneficially own any shares of Class A Common Stock of the Issuer other than as set forth in this Schedule 13D.

(c) None.

(d) None.

(e) Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 12, 2016	BlueMountain Capital Management, LLC

	By:	/s/ ERIC M. ALBERT
	Name:	ERIC M. ALBERT, Chief Compliance Officer

BlueMountain GP Holdings, LLC

	By:	/s/ ERIC M. ALBERT
	Name:	ERIC M. ALBERT, Chief Compliance Officer

Blue Mountain Credit alternatives Master Fund L.P. By: Blue Mountain ca master fund gp, ltd.
	By:	/s/ ANDREW FELDSTEIN
	Name:	ANDREW FELDSTEIN, Director

Blue Mountain ca master fund gp, ltd.
	By:	/s/ ANDREW FELDSTEIN
	Name:	ANDREW FELDSTEIN, Director

BlueMountain Foinaven Master Fund L.P. By: BlueMountain Foinaven GP, LLC By: BlueMountain Gp HOLDINGS, LLC

	By:	/s/ ERIC M. ALBERT
	Name:	ERIC M. ALBERT, Chief Compliance Officer

BlueMountain Foinaven GP, LLC By: BlueMountain Gp HOLDINGS, LLC

	By:	/s/ ERIC M. ALBERT
	Name:	ERIC M. ALBERT, Chief Compliance Officer

BlueMountain LOGAN OPPORTUNITIES MASTER FUND L.P. By: BlueMountain LOGAN OPPORTUNITIES GP, LLC By: BlueMountain Gp HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	ERIC M. ALBERT, Chief Compliance Officer

BlueMountain LOGAN OPPORTUNITIES GP, LLC By: BlueMountain Gp HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	ERIC M. ALBERT, Chief Compliance Officer

BlueMountain guadalupe peak fund l.p. By: BlueMountain long/short credit gp, llc By: BlueMountain Gp HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	ERIC M. ALBERT, Chief Compliance Officer

BlueMountain long/short credit gp, llc By: BlueMountain Gp HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	ERIC M. ALBERT, Chief Compliance Officer

BlueMountain Montenvers Master Fund SCA SICAV-SIF By: BlueMountain Montenvers GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Name:	PAUL FRIEDMAN, Authorized Person

BlueMountain Montenvers GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Name:	PAUL FRIEDMAN, Authorized Person

BlueMountain KICKING HORSE FUND L.P. By: BlueMountain KICKING HORSE FUND GP, LLC By: BlueMountain Gp HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	ERIC M. ALBERT, Chief Compliance Officer

BlueMountain KICKING HORSE FUND GP, LLC By: BlueMountain Gp HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	ERIC M. ALBERT, Chief Compliance Officer

BlueMountain Timberline Ltd.

By:	/s/ ANDREW FELDSTEIN
Name:	Andrew Feldstein, Director